Exhibit(a)(9)(f)



                               VALUE EQUITY TRUST
                             Scudder Select 500 Fund

                              Amended and Restated
                    Establishment and Designation of Classes
                of Shares of Beneficial Interest, $.01 Par Value
                               (The "Instrument")

         The undersigned, being a majority of the duly elected and qualified Trustees of Value Equity Trust, a Massachusetts business trust (the "Trust"), take this action pursuant to Section 5.13 of the Amended and Restated Declaration of Trust dated March 17, 1988, as amended through the date hereof (the "Declaration of Trust"), at a meeting of the Trustees held on the date hereof, a quorum being present. The Trustees have previously designated the shares of beneficial interest (the "Shares") of the series of the Trust heretofore designated as Scudder Select 500 Fund (the "Series") as Scudder Select 500 Fund- Class A shares, Scudder Select 500 Fund- Class B shares, Scudder Select 500 Fund- Class C shares, Scudder Select 500 Fund- Class S shares and Scudder Select 500 Fund- Class AARP shares. The Trustees hereby amend the division of the authorized and unissued shares of the Series such that the authorized and unissued shares of the Series are divided into the six classes listed in paragraph 1 below (each a "Class" and collectively the "Classes"), each Class to have the special and relative rights specified in this Instrument, subject always to the Declaration of Trust and to the Investment Company Act of 1940, as amended (the "1940 Act") and rules and regulations thereunder:

         1. The Classes shall be designated as follows:

            Class A shares
            Class AARP shares
            Class B shares
            Class C shares
            Class R shares
            Class S shares

         2. Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of shares of the Series, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Series upon liquidation of the Series, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

         3. Upon the effective date of this Instrument:

            a. Each Share of each Class of the Series shall be entitled to one vote (or fraction thereof in respect of a fractional share) with respect to matters on which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Series shall vote together on any matter, except to the extent otherwise required by the 1940 Act or when the Trustees have determined that the matter affects only the interest of Shareholders of one or more Classes, in which case only the Shareholders of such Class or Classes shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Trust, the Series or any particular Class if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

            b. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Series may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 of the 1940 Act, be charged to and borne solely by such Class, and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in the net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

         4. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of Shareholders of such Class.

         Except as otherwise provided in this Instrument, the foregoing shall be effective upon the filing of this Instrument with the Secretary of the Commonwealth of Massachusetts.

/s/Henry P. Becton, Jr.                                       /s/Louis E. Levy
----------------------------------------------                ---------------------------------------------
Henry P. Becton, Jr., Trustee                                 Louis E. Levy, Trustee

/s/Dawn-Marie Driscoll                                        /s/Jean Gleason Stromberg
----------------------------------------------                ---------------------------------------------
Dawn-Marie Driscoll, Trustee                                  Jean Gleason Stromberg, Trustee

/s/Keith Fox                                                  /s/Jean C. Tempel
----------------------------------------------                ---------------------------------------------
Keith Fox, Trustee                                            Jean C. Tempel, Trustee

/s/Richard T. Hale                                            /s/Carl W. Vogt
----------------------------------------------                ---------------------------------------------
Richard T. Hale, Trustee                                      Carl W. Vogt, Trustee

Dated:      June 10, 2003


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